Exhibit 10.1

NON-BINDING OFFER FOR THE ACQUISITION OF THE DC MALPICA A

I 300 MW READY-TO-BUILD DATA CENTER PROJECT

1

TABLE OF CONTENTS

1.	Introduction and Transaction Overview
2.	Project Description
3.	Site and Land Rights
4.	Corporate Structure
5.	Permitting and Regulatory Status
6.	Energy Concept and Utilities
7.	Connectivity and Fiber
8.	Development Status and Key Milestones
9.	Transaction Structure
10.	Conditions and Closing Milestones
11.	Representations and Warranties (High Level)
12.	Exclusivity
13.	Confidentiality
14.	Governing Law and Jurisdiction
15.	Next Steps
16.	Execution

2

1.	Introduction and Transaction Overview

This Non-Binding Offer (“NBO”) is issued between:

●	Edgemode inc.(”EDGM”) directly or indirectly, in its capacity as developer and owner of the DC Malpica AI 300 MW data center project, developed through its special purpose vehicle DC ESTATE MALPICA, S.L. (the “SPV”), hereinafter referred to as the Seller; and
●	Spark AI Foundry Holdings LLC, or a to-be-formed affiliate or other entity designated by it (which designation the Investor may make at any time prior to closing without the Seller’s consent), hereinafter referred to as the Investor.

This NBO sets out the principal terms and conditions under which the Investor would be willing to enter into negotiations with the Seller for the acquisition of the DC Malpica AI 300 MW data center project, located in Mora (Toledo), Spain.

The contemplated transaction consists of the acquisition of 100% of the share capital of DC ESTATE MALPICA, S.L., the legal owner and developer of the project, including all rights, permits, contracts, and assets associated with the data center.

The asset subject to this NBO is a 300 MW IT hyperscale data center campus, specifically designed for artificial intelligence and high-performance computing (HPC) workloads, developed under an off-grid energy model independent from the national electrical grid, based on on-site power generation through Solid Oxide Fuel Cell (SOFC) technology fueled by natural gas, complemented by rooftop solar photovoltaic installations.

This NBO is provided on a strictly non-binding basis and does not constitute any legally binding commitment on the part of the Investor, except for those provisions expressly identified as binding, including, without limitation, confidentiality, exclusivity (if applicable), governing law, and jurisdiction. Any binding obligation shall be subject to the execution of definitive transaction documentation, the satisfactory completion of due diligence processes, and the fulfillment of the conditions precedent to be agreed.

2.	Project Description

Location and Strategic Context

The DC Malpica AI 300 MW project is located in the municipality of Mora (Toledo), in a strategic position within central Spain, providing direct access to critical natural gas and high-capacity telecommunications infrastructure, as well as efficient connectivity to the main data interconnection hubs in Madrid.

The site has been specifically selected for the development of a large-scale data center campus focused on artificial intelligence and high-performance computing, offering large land availability, off-grid energy viability, and a favorable administrative environment for critical infrastructure projects. This positioning allows the asset to address current capacity and energy constraints affecting urban data center hubs.

3

General Description of DC Malpica AI 300 MW

DC Malpica AI 300 MW is a hyperscale data center campus project designed to reach a total installed capacity of 300 MW IT, specifically conceived to support artificial intelligence (AI), high-performance computing (HPC), and other high-density digital workloads.

The project is developed on a site of approximately 105 hectares, enabling an orderly, modular, and scalable campus layout. The design foresees two main development areas, each planned to accommodate data center buildings with

150 MW IT capacity, incorporating approximately 30 MW of rooftop solar photovoltaic installations per block, resulting in a total of 60 MW of on-site solar generation across the project.

From its inception, the technical concept of the campus has been defined to ensure energy supply robustness, regulatory feasibility, and adaptability to hyperscale operator requirements, while maintaining full independence from the national electrical grid.

Development Phases

The project has been structured exclusively from a development-to-Ready-to-Build (RTB) perspective, which constitutes the scope and objective of this NBO.

The development phases include:

●	Land structuring and long-term land rights securing.
●	Administrative and permitting processes, including urban planning compatibility, sectorial permits, and environmental authorization.
●	Technical and energy definition, ensuring the feasibility of the off-grid energy model and critical infrastructure.
●	Achievement of RTB status, once all required permits are obtained and the legal, technical, and administrative structure of the project is completed.

The Seller’s strategy is to transfer the project through a share purchase agreement (SPA) upon reaching RTB status, with no construction or operational phases included within the scope of this NBO.

Intended Use: AI / HPC / Hyperscale

DC Malpica AI 300 MW has been designed for future deployment by hyperscale operators, artificial intelligence platforms, high-performance computing environments, and advanced cloud service providers, requiring large-scale IT power, energy stability, and high-capacity connectivity.

By focusing on the delivery of a fully structured and technically viable RTB asset, the project enables a future acquirer to significantly accelerate execution timelines, reduce development risk, and secure a strategic infrastructure platform prepared for large-scale AI and HPC deployments.

4

3.	Site and Land Rights Site Description

The DC Malpica AI 300 MW project is developed on a site of approximately 105 hectares, located in the municipality of Mora (Toledo), Spain. The land presents an essentially flat topography, making it particularly suitable for the development of a large-scale data center campus, as well as for the installation of all required technical and auxiliary infrastructure, including data center buildings, energy systems, telecommunications infrastructure, and internal access roads.

The site benefits from favorable accessibility and connectivity conditions and has been selected based on its technical, functional, and operational suitability to host a hyperscale data center campus, allowing for an orderly, modular, and efficient overall layout.

Lease Agreement

The land required for the development of the project is secured through a long-term lease agreement entered into with the landowner, with the following key commercial and contractual terms:

●	Leased area: approximately 105.2583 hectares.
●	Term: 35 years.
●	Lease rent: EUR 2,000 per hectare per year.

The SPA shall confirm that the land lease, and all permits and contracts held by the SPV, survive the change of control resulting from this share transaction without landlord or counterparty consent and without any termination, rent reset, or default. Given the asset life and the requirements of project financing, the Investor shall be granted extension or renewal options and, to the extent available, a purchase option over the leased land; the rent escalation or indexation mechanism shall be confirmed; and the leasehold shall be mortgageable with customary lender protections, including leasehold mortgagee notice, cure, and non-disturbance rights.

The lease agreement grants the project company the necessary rights to develop, permit, and implement the data center project, including the deployment of the main and ancillary infrastructure, in accordance with the applicable contractual terms and conditions.

The rights and obligations arising from the lease agreement, as well as any specific contractual conditions, shall be subject to review and confirmation as part of the legal due diligence process.

5

Legal and Title Status

From a legal and title perspective, the project has been appropriately structured for its transfer at Ready-to-Build (RTB) stage through the special purpose vehicle DC ESTATE MALPICA, S.L..

According to the relevant land registry excerpt (nota simple), the land is free and clear of any liens, encumbrances, charges, or other third-party rights that could adversely affect its use, and the landowner has duly evidenced full ownership and legal capacity to dispose of the property.

The legal status of the land, the associated rights of use, and the validity, scope, and enforceability of the lease agreement against third parties shall, in any event, be subject to customary verification as part of the legal due diligence process. Notwithstanding the foregoing, as of the date of this NBO, the Seller considers that such rights are properly secured and aligned with the requirements for the development of the project.

4.	Corporate Structure SPV Description

The DC Malpica AI 300 MW project is developed through the special purpose vehicle DC ESTATE MALPICA, S.L., a Spanish limited liability company incorporated for the sole purpose of holding and developing the project.

The SPV has been specifically established to structure, permit, and prepare the project for its transfer at Ready-to-Build (RTB) stage and, as of the date of this NBO, does not carry out any operating activities other than those directly related to the project.

Current Ownership

The entire share capital of DC ESTATE MALPICA, S.L. is owned by a holding company, which fully controls the activities of EGDM and BAIF. Details regarding the ultimate ownership structure and the holding entity will be made available and verified as part of the customary due diligence process.

The defined terms “EGDM” and “BAIF” shall be specified in the SPA, together with the full legal name and registration details of the Seller and the complete ownership chain up to the ultimate beneficial owners. The Seller shall confirm that it, or a named affiliate, holds 100% of the shares of DC ESTATE MALPICA, S.L., that such entity will be the party transferring the shares and granting the representations, warranties, and indemnities under the SPA, and that the shares are free of any liens, options, pledges, pre-emption rights, or other third-party rights, with no shareholder or investor agreement surviving closing or restricting the transfer.

Scope of the Transaction

The transaction contemplated under this NBO is structured as a share deal, consisting of the acquisition of 100% of the shares of DC ESTATE MALPICA, S.L., thereby indirectly acquiring all rights, permits, contracts, and assets related to the DC Malpica AI 300 MW project.

An asset-level transaction (asset deal) is not contemplated. The transfer is intended to occur once the project has reached Ready-to-Build (RTB) status, subject to the terms and conditions to be agreed in the definitive transaction documentation.

6

Basic Financial and Accounting Position

As of the date of this NBO, DC ESTATE MALPICA, S.L. is a recently incorporated company, with no operating activity, no employees, and no material financial indebtedness, acting solely as the holding entity of the project.

The accounting, tax, and financial position of the SPV shall be reviewed and confirmed as part of the customary financial and legal due diligence process.

5.	Permitting and Regulatory Status Urban Planning

The DC Malpica AI 300 MW project has obtained a favorable urban planning compatibility report, issued by the Municipality of Mora (Toledo) in December 2025, confirming the urban planning feasibility of the intended data center use on the project site.

The report establishes that, upon obtaining the relevant environmental authorization, the building permit may be granted in accordance with the applicable urban planning regulations.

Environmental Permit

The project is currently in the environmental permitting phase, with the relevant environmental authorization application submitted to the Ministry for the Ecological Transition and the Demographic Challenge in December 2025.

As of the date of this NBO, the environmental permit remains pending approval. The Seller considers that the project has been properly defined and documented from a technical and environmental perspective. Notwithstanding the foregoing, the final granting of the environmental authorization constitutes a key milestone to achieve Ready-to-Build status, and is subject to customary administrative procedures and timelines.

Building Permit

The building permit is conditional upon the prior issuance of the environmental authorization. Based on the applicable urban planning framework and the urban compatibility report obtained, the granting of the building permit is expected once the environmental permitting process is successfully completed.

Other Relevant Permits

In addition, the project has made progress in securing other relevant sector-specific permits and authorizations required for its development, including those related to energy and telecommunications infrastructure, which are further described in the relevant sections of this NBO.

The overall permitting and regulatory status of the project shall be subject to customary verification as part of the legal and regulatory due diligence process, in line with standard market practice.

7

6.	Energy Concept and Utilities Off-Grid Energy Model

The DC Malpica AI 300 MW project has been conceived from its initial stage under a fully off-grid energy model, independent from the national electrical grid. This approach ensures large-scale power availability, supply stability, and energy cost predictability, all of which are critical for artificial intelligence and high-performance computing workloads.

The energy concept is based on on-site power generation using natural gas, complemented by rooftop solar photovoltaic generation, thereby eliminating dependency on constrained grid connection points and significantly reducing regulatory, scheduling, and execution risks typically associated with grid-based data center developments.

Natural Gas

The project benefits from an approved natural gas supply point, granted by Enagás on 12 December 2025, with the following key technical characteristics:

●	Connection pipeline: Sevilla–Madrid gas pipeline.
●	Associated infrastructure: modification of the existing F-25 position to include a new gas regulation and metering station (ERM).
●	ERM type: ERM G-1000 (1+1), 72/45 bar.

The scope of the infrastructure required to bring gas supply to the site has been technically defined, including engineering, materials, construction, commissioning, and related permitting, with an estimated EPC cost of approximately EUR 2.53 million. This scope and cost will be subject to confirmation as part of the due diligence process.

SOFC (Solid Oxide Fuel Cells)

The project’s energy model contemplates the use of industrial-scale Solid Oxide Fuel Cell (SOFC) systems fueled by natural gas for on-site electricity generation.

As of the date of this NBO, EGDM is in advanced negotiations with a SOFC technology provider, aimed at securing:

●	The supply of the required equipment for the future construction phase of the project.
●	The structuring of a bankable power purchase agreement (PPA) to ensure long-term energy supply stability and price predictability for the future data center operator.

The final terms of the PPA and related agreements will be defined and executed in subsequent phases and are not part of the operational scope of this NBO, without prejudice to their technical and commercial feasibility having been considered as part of the project design.

8

Rooftop Solar Photovoltaic

The project includes rooftop solar photovoltaic installations as a complementary component of the energy concept, with an estimated capacity of:

●	30 MW of solar capacity per block, and
●	60 MW of total solar capacity across the entire campus.

Solar generation is intended as an auxiliary energy source, enhancing the project’s overall energy profile, contributing to sustainability objectives, and reinforcing its attractiveness to ESG-driven operators and investors, without constituting the primary source of electricity supply.

Advantages Compared to Grid-Based Data Centers

The off-grid energy model of DC Malpica AI 300 MW provides significant structural advantages over grid-connected data center projects, including:

●	Immediate availability of large-scale IT power, without grid capacity constraints.
●	Reduced regulatory and scheduling risk associated with electrical grid connection approvals.
●	Enhanced predictability and control of long-term energy costs.
●	Specific suitability for AI and HPC workloads, characterized by high and stable energy demand.
●	Strategic positioning of the asset as a critical infrastructure solution aligned with current and future energy constraints in the data center market.

7.	Connectivity and Fiber Fiber Provider

The DC Malpica AI 300 MW project has confirmed viability for dark fiber connectivity through Reintel, a leading provider of high-capacity telecommunications infrastructure in Spain.

The feasibility assessment confirms that the project can be equipped with fiber connectivity suitable for a hyperscale data center, subject to the development of the corresponding technical project and the execution of the required interconnection works.

Available Routes

The connectivity analysis identifies two potential access routes to the fiber optic network, both originating from railway corridor infrastructure, with the following general characteristics:

●	Route 1: connection to Reintel infrastructure located approximately 2 km from the site, using aerial infrastructure and civil works for interconnection.
●	Route 2: alternative connection to underground infrastructure located approximately 7 km from the site, also requiring civil works and subject to technical field surveys.

Both options have been assessed as technically viable, with the final route selection to be determined as part of the detailed technical design.

9

Redundancy

The availability of multiple fiber access routes enables the design of an appropriate redundancy and resilience scheme for a data center intended to host critical workloads, enhancing service continuity and communications security.

Connectivity with Madrid

The project benefits from direct connectivity to the Reintel network in Madrid, providing efficient integration with the main data interconnection hubs, cloud platforms, and hyperscale operators located in the Madrid metropolitan area.

The final connectivity architecture, including route configuration, capacity, and redundancy levels, will be defined and confirmed during subsequent development phases and as part of the technical due diligence process.

8.	Development Status and Key Milestones Current Project Status

The DC Malpica AI 300 MW project is at an advanced stage of development, with the majority of the critical elements required to achieve Ready-to-Build (RTB) status either already secured or in the final stages of permitting.

Development efforts to date have focused on the legal structuring of the asset, land securing, urban planning feasibility, definition of the off-grid energy concept,

and the advancement of the key permits required for a data center project of this scale.

Milestones Achieved

As of the date of this NBO, the project has achieved, among others, the following key milestones:

●	Incorporation of the project SPV, DC ESTATE MALPICA, S.L., as the legal owner of the project.
●	Execution of a long-term land lease agreement, securing site availability.
●	Issuance of a favorable urban planning compatibility report by the Municipality of Mora (Toledo) in December 2025, confirming the feasibility of the data center use.
●	Approved natural gas supply point, including technical definition of the required infrastructure.
●	Confirmed viability of dark fiber connectivity, including access to the network and connectivity with Madrid.
●	Definition of the off-grid energy concept, including natural gas-based generation, SOFC technology, and rooftop solar photovoltaic installations.

10

Remaining Milestones to RTB

To reach Ready-to-Build status, the project requires the completion of the following key permitting milestones, which are clearly identified and currently in progress:

●	Environmental authorization, currently under review by the competent authority, with the application submitted in December 2025.
●	Building permit, the granting of which is conditional upon the issuance of the environmental authorization and which, based on the approved urban planning compatibility report, is expected to be granted upon successful completion of the environmental process.

No additional material permits have been identified that would adversely affect the achievement of RTB status within the anticipated timeframe.

Estimated Timeline

Based on the current development status and customary administrative timelines, the environmental authorization and building permit are expected to be obtained in a coordinated manner, enabling the project to reach Ready-to-Build status by the end of the current year or during the first quarter of the following year.

This timeline remains subject to the progression of the relevant administrative procedures and will be further confirmed during the due diligence process.

9.	Transaction Structure Proposed Transaction Structure

The transaction is structured as a share deal, consisting of the acquisition of 100% of the share capital of the special purpose vehicle DC ESTATE MALPICA, S.L., through the execution of a Share Purchase Agreement (SPA), once the due diligence process has been satisfactorily completed and the project has reached Ready-to-Build (RTB) status, in accordance with the terms to be set out in the definitive transaction documentation.

Price

The purchase price is set at EUR 1,000,000 per MW of IT capacity, applied to the IT capacity actually permitted and certified as Ready-to-Build at closing, without prejudice to any adjustments that may be agreed in the SPA. The per-MW rate, the capacity basis, and the aggregate purchase price remain subject to negotiation and to downward adjustment based on the outcome of due diligence, including any shortfall in delivered or permitted IT capacity below 300 MW.

The Purchase Price is to be finalized following the valuation exercise and third-party appraisal and remains subject to adjustment. The Investor shall have the right, prior to execution of the SPA, to revisit and renegotiate the Purchase Price if, based on the Investor’s financial analysis and underwriting, the Project does not meet the minimum return thresholds required to qualify for the Investor’s project financing or does not align with or exceed the Investor’s external valuation. In such event, the parties shall negotiate in good faith a revised Purchase Price that enables the Project to satisfy such minimum return or valuation requirements.

11

Payment Structure and Milestones

The proposed payment structure follows a milestone-based approach, designed to align incentives and mitigate risk for both parties:

●	Following the satisfactory completion of the initial due diligence and upon execution of the SPA, the Investor shall:

o	Make an initial refundable deposit equal to 5% of the purchase price into a third-party escrow account, which deposit shall be credited against the purchase price at final closing and shall be returned to the Investor in full if the project does not achieve Ready-to-Build status by the long-stop date or if the Seller is in material breach; and
o	Deliver an irrevocable Standby Letter of Credit (SBLC) MT 760 for the remaining purchase price, as a payment guarantee. The amount, form, and timing of any such guarantee are subject to negotiation. The Investor’s preference is for the balance of the purchase price to be funded in tranches tied to the achievement of defined permitting milestones, rather than secured in full prior to Ready-to-Build, so as not to encumber the Investor’s credit capacity against an asset that remains conditional.
●	Upon the project achieving Ready-to-Build status, and subject to confirmation through a specific RTB due diligence, the parties shall proceed with:
o	The payment of the remaining purchase price; and
o	The release and return of the SBLC MT 760.

Due Diligence and Independent Auditor

The Investor shall be entitled to conduct its own independent legal, technical, regulatory, and financial due diligence through advisors of its choosing, and the satisfactory completion of due diligence shall be determined by the Investor acting reasonably and in good faith; the appointment of any jointly-agreed auditor shall not limit that right. Prior to the execution of the SPA, the parties shall mutually agree on the appointment of an independent external auditor of recognized standing (Big Four or equivalent firm), who shall be responsible for conducting and validating the due diligence process.

Exclusivity

Upon execution of this NBO, the Seller shall grant the Investor an exclusivity period to conduct the due diligence on the project, with an initial duration of sixty

(60) days.

If the outcome of the due diligence is satisfactory to the Investor, the exclusivity period shall be automatically extended for an additional period of thirty (30) days, solely for the purpose of negotiating and executing the Share Purchase Agreement (SPA).

During the exclusivity period, the Seller undertakes not to initiate or continue discussions with third parties regarding the sale of the project, subject to any expressly agreed exceptions in the definitive documentation.

Alternative Structure

As an alternative, the Seller may accept a structure whereby 100% of the purchase price is paid upon achievement of RTB status, provided that, upon execution of the SPA, the Investor delivers an irrevocable SBLC MT 760 for 100% of the purchase price, ensuring the effective availability of funds once RTB is achieved. The Investor does not accept this alternative structure, which would encumber the Investor’s credit capacity against an asset that remains conditional; it is retained for discussion only.

12

10.	Conditions and Closing Milestones

The execution of the Share Purchase Agreement (SPA) shall not be conditional upon the prior obtaining of all permits required to achieve Ready-to-Build (RTB) status, but shall instead take place once the initial due diligence has been satisfactorily completed, confirming the existence, accuracy, and overall viability of the project as described in this NBO.

The following conditions and milestones are structured as post-SPA development obligations and milestones, directly linked to the final closing of the transaction and the payment of the outstanding purchase price, rather than as conditions precedent to the execution of the SPA: If Ready-to-Build status is not achieved by the long-stop date to be set out in the SPA, the Investor shall be entitled to terminate the transaction, recover the deposit in full, and have any SBLC released. Whether the environmental authorization, the building permit, and the energy and fiber arrangements have been obtained on acceptable terms shall be determined by the Investor acting reasonably and in good faith.

●	Obtaining the environmental authorization required for the development of the project, on terms substantially consistent with the submitted documentation and without conditions that would materially affect the project’s technical, economic, or timing viability.
●	Obtaining the building permit, following the granting of the environmental authorization, in accordance with the previously approved urban planning compatibility report.
●	Formalization of the energy arrangements based on SOFC technology, including confirmation of equipment availability and the key principles of a bankable PPA, in line with the defined energy concept.
●	Final technical confirmation of fiber connectivity, including at least one fully viable access route meeting hyperscale data center requirements.

The completion of the above milestones shall be verified through a specific RTB due diligence, to be conducted prior to the final closing and the payment of the remaining portion of the purchase price.

The detailed regime governing development obligations, timelines, milestone verification, consequences of non-fulfillment, and protection mechanisms for both parties shall be set out in the SPA and the related transaction documentation.

13

11.	Representations and Warranties (High Level)

Under the Share Purchase Agreement (SPA), the Seller shall provide the Investor with a set of customary representations and warranties for a transaction of this nature, subject to the limitations and qualifications to be agreed in the definitive transaction documentation. The representations and warranties shall be supported by a disclosure schedule and by indemnification with appropriate caps, baskets, de minimis thresholds, and survival periods, and shall include specific indemnities for permitting, environmental matters, title to the shares and the land lease, and tax. Where more than one entity sells or stands behind these obligations, such entities shall be jointly and severally liable; the Seller’s indemnity obligations shall be supported by a creditworthy obligor or by a price holdback or escrow; and the Investor may procure warranty and indemnity insurance.

Such representations and warranties shall include, among others, those relating to:

●	Full ownership of the project, the special purpose vehicle DC ESTATE MALPICA, S.L., and the associated rights, as well as the Seller’s authority and capacity to transfer 100% of the shares.
●	Validity and enforceability of the key project contracts, including, without limitation, the land lease agreement and other agreements required for the development of the project.
●	Status of permits and authorizations, accurately reflecting the administrative and regulatory position of the project as of the SPA execution date.
●	Absence of litigation, claims, or administrative proceedings that could materially affect the project or the SPV.

The final scope, limitations, thresholds, survival periods, and liability regimes applicable to such representations and warranties shall be defined in detail in the SPA, in accordance with customary market practice

12.	Exclusivity Exclusivity Period

Upon execution of this Non-Binding Offer (NBO), the Seller shall grant the Investor an exclusive right to conduct the due diligence process in respect of the DC Malpica AI 300 MW project for an initial period of sixty (60) days from the date of execution of this NBO.

If the outcome of the due diligence is satisfactory to the Investor, the exclusivity period shall be automatically extended for an additional period of thirty (30) days, solely for the purpose of negotiating, agreeing, and executing the Share Purchase Agreement (SPA). This exclusivity undertaking is binding on the Seller and operates as a standstill for the full exclusivity period, during which the Seller shall not, directly or indirectly, solicit, encourage, negotiate, or enter into any competing transaction in respect of the Project, the SPV, or its shares or assets, with any third party.

Scope of Exclusivity

During the exclusivity period, the Seller undertakes not to initiate, solicit, or continue discussions or negotiations, directly or indirectly, with any third party in relation to the sale, transfer, or disposal of all or part of the project, the SPV DC ESTATE MALPICA, S.L., or any rights substantially equivalent to the subject matter of this NBO.

The exclusivity granted under this clause is limited to the purposes described herein and shall automatically lapse upon expiration of the applicable exclusivity period, unless otherwise expressly agreed in writing by the parties.

14

13.	Confidentiality

The parties undertake to treat as strictly confidential all technical, legal, financial, commercial, or other information disclosed or exchanged in connection with the

DC Malpica AI 300 MW project, the SPV DC ESTATE MALPICA, S.L., and this NBO (the “Confidential Information”).

The Confidential Information shall be used solely for the purpose of evaluating, analyzing, and implementing the transaction contemplated under this NBO and shall not be disclosed to any third party without the prior written consent of the other party, except to professional advisors, financial institutions, or auditors involved in the process, provided that such persons are subject to confidentiality obligations of a similar nature.

The parties acknowledge that the disclosure and use of Confidential Information shall be governed by the terms of any non-disclosure agreement (NDA) previously executed between them. In the absence of a prior NDA, or if an extension is required, the parties agree to enter into a specific NDA governing the exchange of information during the due diligence process and the negotiation of the SPA.

The confidentiality obligations set forth herein shall survive regardless of whether the transaction is ultimately completed or not.

14.	Governing Law, Regulatory and Jurisdiction

This Non-Binding Offer (NBO), and any matters relating to its interpretation, validity, performance, or effects, shall be governed by and construed in accordance with the laws of Spain.

Any disputes arising out of or in connection with this NBO shall be submitted to the exclusive jurisdiction of the courts of Madrid, Spain, with the parties expressly waiving any other jurisdiction that may otherwise apply. Notwithstanding the foregoing, the parties shall discuss in the SPA the submission of disputes to international arbitration (for example, under the ICC Rules, before a tribunal sitting at an agreed seat and conducted in English) in place of the exclusive jurisdiction of the courts of Madrid.

EDGM is a public company listed on the OTC Markets in the U.S.A. Accordingly EDGM may be required to file this agreement with the SEC to comply with SEC regulatory requirements.

15

15.	Next Steps

Following the execution of this Non-Binding Offer (NBO), the parties agree to proceed in accordance with the following indicative timeline, with all time periods being calculated in calendar days:

●	Execution of the NBO: the Investor shall have a maximum period of seven (7) calendar days from receipt of this NBO to execute and return it to the Seller.
●	Due Diligence Process: upon execution of the NBO, a legal, technical, regulatory, and financial due diligence process shall commence, with an estimated duration of sixty (60) calendar days, in accordance with the scope to be agreed between the parties.
●	Execution of the SPA: subject to the satisfactory outcome of the due diligence, the parties shall have an additional period of thirty (30) calendar days to negotiate, agree, and execute the Share Purchase Agreement (SPA) and, if applicable, any ancillary shareholders' or corporate agreements.

The above timeline may be adjusted by mutual agreement between the parties, depending on the progress of the process and the complexity of the due diligence.

This Non-Binding Offer (NBO) may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument. Execution and delivery of this NBO may be effected by electronic signature or by exchange of scanned copies, each of which shall be deemed valid and binding for all purposes.

IN WITNESS WHEREOF, the parties have executed this Non-Binding Offer as of the dates set forth below.

FOR AND ON BEHALF OF THE SELLER

EGDM

Name: Charlie Faulkner

Title: CEO

Date: 24/06/2026

Signature: /s/ Charlie Faulkner

FOR AND ON BEHALF OF THE INVESTOR

[Spark Al Foundry Holdings LLC affiliate to be formed]

Name: Robert Stolpestad

Title: Principal + COO

Date: June 24, 2026

Signature: /s/ Robert Stolpestad

16